Filed Pursuant to Rule 433

Registration Statement No. 333-177119

Free Writing Prospectus

(To Prospectus dated September 30, 2011 and

Preliminary Prospectus Supplement dated July 10, 2012)

$250,000,000

Westlake Chemical Corporation

3.600% Senior Notes due 2022

Final Term Sheet

July 10, 2012

Issuer:	Westlake Chemical Corporation
Size:	$250,000,000
Maturity Date:	July 15, 2022
Coupon (Interest Rate):	3.600%
Yield to Maturity:	3.657%
Spread to Benchmark Treasury:	215 bps
Benchmark Treasury:	UST 1.750% due May 2022
Benchmark Treasury Price and Yield:	102-7; 1.507%
Interest Payment Dates:	Semi-annually on each January 15 and July 15, commencing on January 15, 2013
Make-Whole Call:	Make-whole at T + 35 bps (before April 15, 2022 (three months prior to the Maturity Date))
Par Call:	At any time on or after April 15, 2022 (three months prior to the Maturity Date), the Notes will be redeemable in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption.
Price to Public:	99.527%
Trade Date:	July 10, 2012
Settlement Date:	July 17, 2012 (T+5)
Expected Ratings (Moody’s/S&P):*	Baa3 (Stable) / BBB- (Stable)
CUSIP / ISIN:	960413 AF9 / US960413AF90
Joint Book-Running Managers:	Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC
Co-Managers:	BB&T Capital Markets, a division of Scott & Stringfellow, LLC BNP Paribas Securities Corporation Comerica Securities, Inc. PNC Capital Markets LLC Wells Fargo Securities, LLC

* None of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in this offering can arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at (800) 503-4611, Morgan Stanley & Co. LLC toll-free at (866) 718-1649 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322.